Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-149940, 333-145537, 333-104136, 333-77016, 333-63638) of The Princeton Review, Inc. of our report dated May 21, 2008 relating to the financial statements of Test Services, Inc., which appears in the Current Report on Form 8-K of The Princeton Review, Inc. dated May 21, 2008.

PricewaterhouseCoopers LLP

Denver, Colorado

May 21, 2008